NEWS RELEASE
May 1, 2013
CONTACT:  Mac McConnell
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC. ANNOUNCES 2013 FIRST QUARTER RESULTS

Houston, TX, -- May 1, 2013 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that for the first quarter ended March 31, 2013 it earned net income of $13.2 million, or $0.87 per fully diluted share.  Compared to first quarter 2012 earnings of $11.6 million or $0.77 per fully diluted share, first quarter 2013 earnings per share improved 13.0%.  Sequentially, earnings per share declined from $0.92 per fully diluted share, or $14.1 million in net income for the fourth quarter ended December 31, 2012.

Sales for the first quarter of 2012 increased $37.8 million, or 15.0% to approximately $290.1 million from $252.3 million for the same period in 2012.  Sequentially, sales decreased $2.9 million, or 1.0%, from $293.0 million of sales for the fourth quarter ended December 31, 2012.

David R. Little, Chairman and Chief Executive Officer remarked, "In the short term, there are still a lot of questions around the pace of growth in the U.S. and Canada.  We have demonstrated over the past few years our ability to successfully compete and deliver strong revenues and earnings through inconsistent times, and we are confident that we can continue to do so. During the first quarter, we experienced tepid growth within our Service Center and Supply Chain Services business segments and lumpy performance within Innovative Pumping Solutions.  DXP’s Sales and Operational Excellence programs, which impact the customer, continue to help us drive share gains, margins and cash flow in this low growth environment.  While we are cautiously optimistic about the second half of 2013, overall, we expect to meet our expectations.  That means we will continue to invest in the business and position DXP to gain market share.  We believe the diversity of our business, our cost discipline and an attractive acquisition environment, positions DXP for the balance of 2013 and beyond."

Mac McConnell, Senior Vice President and CFO, added, “Our first quarter results were less than we expected.  However, I am pleased we generated $14.6 million in free cash flow during the first quarter of 2013.  Subsequent to the first quarter, we acquired National Process Equipment, Inc., a national Canadian pump distributor that we expect to be accretive to earnings.  Our leverage ratio under our credit facility was at a modest 1.8:1 with $133.4 million in availability as of March 31, 2013."

We will host a conference call regarding 2013 first quarter results to be web cast live on the Company’s website (www.dxpe.com) today at 5:00 P.M. Eastern time.  Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada and Sonora, Mexico in virtually every industry since 1908.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment; bearings and power transmission, industrial supplies, metal working and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)
	Three Months Ending March 31,
	2013	2012
Sales	$ 290,097	$ 252,287
Cost of sales	200,990	180,813
Gross profit	89,107	71,474
Selling, general and administrative expense	66,403	51,569
Operating income	22,704	19,905
Other income (income)	1	(15)
Interest expense	1,627	829
Income before provision for income taxes	21,076	19,091
Provision for income taxes	7,844	7,445
Net income	13,232	11,646

Per share and share amounts
Basic earnings per common share	$ 0.92	$ 0.81
Common shares outstanding	14,395	14,328
Diluted earnings per share	$ 0.87	$ 0.77
Common and common equivalent shares outstanding	15,235	15,168

	Sales by Segment		Operating Income by Segment
	Three Months Ended March 31,		Three Months Ended March 31,
	2013	2012	2013	2012

Service Centers	$ 210,091	$ 175,071	$25,047	$18,553
Innovative Pumping Solutions	41,523	39,435	7,117	8,248
Supply Chain Services	38,483	37,781	3,185	2,818
Total	$ 290,097	$ 252,287	35,349	29,619

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Three Months Ended March 31,
	2013	2012

Income before income taxes	$ 21,076	$ 19,091
Plus interest expense	1,627	829
Plus depreciation and amortization	4,890	3,148
EBITDA	$ 27,593	$ 23,068